Free Writing Prospectus

Filed pursuant to Rule 433

February 15, 2011

Registration Statement No. 333- 170322 and

Relating to

Preliminary Prospectus Supplement dated February 15, 2011 to

Prospectus dated November 8, 2010

COCA-COLA ENTERPRISES, INC.

FINAL TERM SHEET

Dated February 15, 2011

$300,000,000 4.500% NOTES DUE 2021

$100,000,000 FLOATING RATE NOTES DUE 2014

4.500% Notes Due 2021

Name of Issuer: Coca-Cola Enterprises, Inc.

Title of Securities: 4.500% Notes Due 2021

Principal Amount Offered Hereby: $300,000,000 of Notes

Coupon: 4.500% per year for Notes

Yield to Maturity: 4.540%

Spread to Benchmark Treasury: T + 93 basis points

Benchmark Treasury: 3.625% due February 15, 2021

Benchmark Treasury Price and Yield: 100-4; 3.610%

Stated Maturity Date: September 1, 2021

Optional Redemption Provisions/Make-Whole Call: At any time prior to June 1, 2021, at the option of the Company, all or a portion of the Notes may be redeemed at any time, or from time to time, on no less than 30 nor more than 60 days’ notice mailed to holders thereof, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.150% (15 basis points), plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the redemption date, as more fully described in the preliminary prospectus supplement. In addition, at any time on or after June 1, 2021 (three months prior to the maturity date), the Notes will be redeemable as a whole or in part, at the option of the Company, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to the date of redemption.

Public Offering Price: 99.666%, plus accrued interest from February 18, 2011, if any

Interest Payment Dates: Each March 1 and September 1, beginning September 1, 2011

Purchase Price by Underwriters: 99.216%, plus accrued interest from February 18, 2011, if any

Trade Date: February 15, 2011

Settlement Date: February 18, 2011

CUSIP / ISIN: 19122TAB5 / US19122TAB52

Expected Ratings:	A3 (stable outlook) by Moody’s Investors Service, Inc. BBB (stable outlook) by Standard & Poor’s Ratings Services BBB+ (stable outlook) by Fitch, Inc.

Joint Book-Running Managers: BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Floating Rate Notes Due 2014

In addition to the notes described in the preliminary prospectus supplement dated February 15, 2011, the issuer is also issuing a series of Floating Rate Notes due 2014. Please see the preliminary prospectus supplement dated February 15, 2011 and the accompanying prospectus dated November 8, 2010 for additional information. Certain of the terms of the floating rate notes are described below.

Name of Issuer: Coca-Cola Enterprises, Inc.

Title of Securities: Floating Rate Notes Due 2014

Principal Amount Offered Hereby: $100,000,000 of Notes

Interest Rate Basis: Three-Month USD LIBOR, reset quarterly

Spread: Plus 30 basis points

Initial Interest Rate and Determination Date: Three-Month USD LIBOR determined as of two London Business Days prior to the Settlement Date plus 30 basis points

Stated Maturity Date: February 18, 2014

Public Offering Price: 100%, plus accrued interest from February 18, 2011, if any

Interest Payment Dates and Interest Reset Dates: Each February 18, May 18, August 18 and November 18, beginning May 18, 2011

Interest Determination Dates: second London Business Day immediately preceding the applicable Interest Reset Date

Record Dates: February 16, May 16, August 16 and November 16

Day Count Convention: Actual/360

Purchase Price by Underwriters: 99.775%, plus accrued interest from February 18, 2011, if any

Trade Date: February 15, 2011

Settlement Date: February 18, 2011

CUSIP / ISIN: 19122TAC3 / US19122TAC36

Expected Ratings:	A3 (stable outlook) by Moody’s Investors Service, Inc. BBB (stable outlook) by Standard & Poor’s Ratings Services BBB+ (stable outlook) by Fitch, Inc.

Calculation Agent:	Deutsche Bank Trust Company Americas

Joint Book-Running Managers: BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling BNP Paribas Securities Corp., toll-free at 1-800-854-5674, Citigroup Global Markets Inc., toll-free at 1-877-858-5407, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322.